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                                                                   EXHIBIT 23.11

The Board of Directors
American Tower Corporation:

We consent to the use of our report dated August 29, 1997, related to the consolidated financial statements of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997 and for each of the years in the two year period ended June 30, 1997, and to the reference to our firm under the heading "Experts" incorporated by reference into this Registration Statement filed pursuant to Rule 462(b) from the Registration Statement No. 333-70881 of American Tower Corporation.

                                          /s/ KPMG LLP

Albuquerque, New Mexico
February 3, 1999